Exhibit 99.1

             NBC Capital Corporation Reports First Quarter Results

    STARKVILLE, Miss., April 20 /PRNewswire-FirstCall/ -- NBC Capital Corporation (Amex: NBY), the holding company for National Bank of Commerce, today reported its results for the first quarter ended March 31, 2004.

    "NBC's earnings were $3.1 million in the first quarter of 2004 compared with $3.6 million in the first quarter of last year," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Our first quarter results were affected by a number of factors compared with last year. First, we incurred higher interest expense related to the trust preferred securities we issued in December 2003 to fund the purchase of Enterprise National Bank that was closed April 1, 2004, and last year's results included a large gain on the sale of securities that was not repeated in the first quarter of this year. The after-tax impact of these two items was approximately $615,000, or $0.08 per share. We also continued to experience weak loan demand in our core markets that resulted in lower interest and fees on loans. The low interest rate environment reduced our net interest margins compared with last year."

    "We continue to focus on opportunities to improve future earnings. We believe the acquisition of Enterprise National Bank will add a new growth component to our loan demand. In addition, we plan to eliminate duplicate operations to reduce costs and leverage NBC's existing infrastructure. We also announced plans to close four NBC bank branches in Mississippi during the second quarter to reduce costs in markets that overlapped with other branches. We expect these steps will have a positive effect on our cash earnings in 2004 and be accretive to GAAP earnings in 2005," noted Mr. Mallory.


    First Quarter Results

    Net interest income was $8.4 million in the first quarter of 2004 compared with $8.7 million in the first quarter of 2003. The decrease was due to lower net interest margin of 3.32% compared with 3.50% in the prior year. Average earning assets rose 1.9% to $1.024 billion, primarily due to purchased loans totaling approximately $42.3 million at March 31, 2004.

    Total interest expense for the first quarter of 2004 included approximately $300,000 ($0.023 after tax) in interest expense associated with the issuance of $30 million in trust preferred stock on December 30, 2003. The trust preferred offering was used to fund, in part, the acquisition of Enterprise National Bank that was closed effective April 1, 2004. The trust preferred offering was accelerated into 2003 to take advantage of regulatory rules that provided favorable treatment of the trust preferred securities as Tier 1 capital.

    NBC's provision for loan losses was $675,000 in the first quarter compared with $750,000 million in the same period last year. Net interest income after provision for loan losses was $7.8 million in the first quarter compared with $7.9 million last year.

    Non-interest income was $4.9 million compared with $5.3 million in the first quarter of 2003. The 2003 results included $701,000 ($0.054 after tax) in gains on securities compared with $8,000 in the first quarter of 2004. Service charges on deposits were up 8.2% to $1.9 million and trust department income rose 18.2% to $487,000. Insurance commission and fee income declined 3.4% to $1.2 million and mortgage loan income was down 39.5% to $266,000 compared with the first quarter of 2003. The decline in mortgage loan income reflects lower demand for mortgage loan refinancing due to the increase in long-term fixed rates since last year.

    Income before taxes was $4.3 million in the first quarter of 2004 compared with $4.8 in the first quarter of 2003. The tax rate for the first quarter of 2004 was 27.1% compared with 26.0% in the same period last year.

    Return on average assets was 1.1% in the first quarter of 2004 compared with 1.3% in the same quarter of 2003. Return on average equity was 11.0% in the first quarter of 2004 compared with 13.0% in the first quarter of the prior year.


    2004 Expectations

    NBC expects earnings for 2004 to be in the range of $1.54 to $1.62 per diluted share compared with $1.65 reported in 2003. NBC expects the Enterprise acquisition will add approximately $0.11 per share to cash earnings* in 2004.

    Expectations for the second quarter of 2004 are for income to be in the range of $0.34 - $0.37 per share. The projected results for the second quarter of 2004 include one-time costs of approximately $0.04 per share related to the Enterprise acquisition and branch closings. NBC's 2003 second quarter net income was $0.43 per diluted share and included approximately $0.05 per share in security gains.


    *Use of Non-GAAP Financial Measures


    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.


    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its first quarter results conference call to be held tomorrow, April 21, 2004. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and www.firstcallevents.com/service/ajwz403343413gf12.html beginning at
9:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.


    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.


    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                             NBC CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CONDITION
                                    MARCH 31,
                       (In thousands, except share amounts)

                                                     2004              2003
    ASSETS:

    Cash and Due From Banks                        $74,726           $29,092
    Interest Bearing Deposits Due From
     Banks                                           6,346            11,367
       Total Cash and Due From Banks                81,072            40,459

    Securities:
      Securities Available for Sale                356,729           371,661
      Securities Held to Maturity                   35,856            43,404
        Total Securities                           392,585           415,065

    Federal Funds Sold and
       Securities Purchased Under
        Agreement To Resell                         10,850             7,199

    Other Earning Assets                            15,765            14,856

    Loans                                          595,027           560,170
    Less:   Reserve for Loan Losses                 (6,633)           (5,962)
        Net Loans                                  588,394           554,208

    Bank Premises And Equipment, Net                15,716            14,618
    Interest Receivable                              5,683             6,963
    Other Real Estate Owned                          1,326             2,044
    Goodwill                                         2,853             2,853
    Other Assets                                    16,565            15,595
        Total Assets                            $1,130,809        $1,073,860

    LIABILITIES AND SHAREHOLDERS' EQUITY:

    Non-Interest Bearing Deposits                 $111,911          $107,408
    Interest Bearing Deposits                      719,713           713,078
        Total deposits                             831,624           820,486
    Interest Payable                                 1,086             1,584
    Federal Funds Purchased and
       Securities Sold Under Agreement to
        Repurchase                                  19,901            17,620
    Federal Home Loan Bank Borrowings              121,630           115,580
    Subordinated Debentures                         30,928               -
    Other Liabilities                               11,429             8,414
        Total Liabilities                        1,016,598           963,684

    SHAREHOLDERS' EQUITY:

    Common Stock - $1 Par Value,
     Authorized 10,000,000 shares, Issued -
     9,615,806 Shares at March 31,2004
     and March 31, 2003                              9,616             9,616
    Surplus And Undivided Profits                  131,836           126,481
    Accumulated Other Comprehensive
     Income                                            657             1,828
    Treasury Stock at Cost (1,450,795
     shares at March 31, 2004 and
     1,445,328 shares at March 31, 2003)           (27,898)          (27,749)
      Total Shareholders' Equity                   114,211           110,176
        Total Liabilities And
         Shareholders' Equity                   $1,130,809        $1,073,860


    Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.


                             NBC CAPITAL CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                     (In thousands, except per share amounts)

                                                    FOR THE THREE MONTHS
                                                       ENDED MARCH 31
                                                    2004              2003
    INTEREST INCOME:

    Interest And Fees On Loans                      $8,321            $8,721
    Interest And Dividends On Investment
         Securities                                  4,190             4,819
    Other Interest Income                              158                94
        Total Interest Income                       12,669            13,634

    INTEREST EXPENSE:

    Interest On Deposits                             2,838             3,628
    Interest On Borrowed Funds                       1,388             1,323
        Total Interest Expense                       4,226             4,951
        Net Interest Income                          8,443             8,683
    Provision For Loan Losses                          675               750
        Net Interest Income After
         Provision For
            Loan Losses                              7,768             7,933

    OTHER INCOME:

    Service Charges On Deposit Accounts              1,940             1,793
    Trust Department Income                            487               412
    Insurance Commission and Fee Income              1,177             1,218
    Mortgage Loan Fee Income                           266               440
    Other Non-Interest Income                          979               760
    Gains (Losses) On Securities - Net                   8               701
        Total Other Income                           4,857             5,324

    OTHER EXPENSE:

    Salaries & Employee Benefits                     5,032             4,982
    Net Premises And Fixed Asset Expense             1,182             1,193
    Other Operating Expense                          2,170             2,240
        Total Other Expense                          8,384             8,415

    Income Before Income Taxes                       4,241             4,842
    Applicable Income Tax Expense                    1,148             1,259
        Net Income                                  $3,093            $3,583

    Earnings Per Share:
        Basic                                         0.38              0.44
        Diluted                                       0.38              0.44

    Average Weighted Shares:
        Primary                                  8,168,224         8,182,213
        Diluted                                  8,189,568         8,192,775


                             NBC CAPITAL CORPORATION
                              FINANCIAL HIGHLIGHTS
                  (amounts in thousands except per share data)

    FOR THE THREE MONTHS
       ENDED MARCH 31:                                2004              2003

    Net Earnings                                    $3,093            $3,583
    Basic and Diluted Earnings Per Share              0.38              0.44
    Cash Dividends Per Share                          0.24              0.22

    ANNUALIZED RETURNS
    Return on Average Assets                          1.1%              1.3%
    Return on Average Equity                         11.0%             13.0%

    SELECTED BALANCES AT
      MARCH 31:                                       2004              2003

    Total Assets                                $1,130,809        $1,073,860
    Deposits and Securities Sold Under
        Agreements to Repurchase                   851,525           838,106
    Loans                                          595,027           560,170
    Total Securities                               392,585           415,065
    Shareholders' Equity                           114,211           110,176
    Market Price Per Share                           26.00             24.00
    Book Value Per Share                             13.99             13.48

    Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.



SOURCE  NBC Capital Corporation
    -0-                             04/20/2004
    /CONTACT: Richard T. Haston of NBC Capital Corporation, +1-662-324-4258/ /Web site: http://www.nbcbankline.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz403343413gf12.html /
    (NBY)

CO:  NBC Capital Corporation
ST:  Mississippi
IN:  FIN
SU:  ERN CCA MAV